UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 24, 2002

BIOANALYTICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2701 Kent Avenue West Lafayette, IN		47906-1382
(Address of principal executive offices)		(Zip Code)

(765) 463-4527
(Registrant's telephone number, including area code)

Item 9.    Regulation FD Disclosure.

        At a meeting of retail stock and bond brokers in Indianapolis, Indiana, Peter T. Kissinger, President of the Company, indicated that management expected the Company’s fiscal 2002 revenues to be approximately $28 million and estimated fiscal 2003 revenues, including anticipated revenues from pending acquisitions, to be approximately $40 million. Dr. Kissinger also indicated that management expects the Company’s earnings before interest, taxes, depreciation and amortization for fiscal 2002 to be approximately $3.8 million and estimated fiscal 2003 earnings before interest, taxes, depreciation and amortization, including the operations of pending acquisitions, to be approximately $4.0 million.

         This Item contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the completion of the pending acquisitions, the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the Company's filings with the Securities and Exchange Commission. Actual results for the periods discussed may differ materially due to the operation of these risk factors and other factors beyond the control of the Company.

        Investors are urged to read the important information regarding pending acquisitions which have been disclosed in a registration statement filed by the SEC. Investors can view the registration statement and other documents filed by the Company at the SEC's web site located at http:\\www.sec.gov. Investors can obtain any of the documents incorporated by reference in the registration statement free from the Company or Pharmakinetics Laboratories, Inc., as the case may be.

–  2  –

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOANALYTICAL SYSTEMS, INC. (Registrant)
Date: October 25, 2002	By: /s/ Peter T. Kissinger Peter T. Kissinger President and Chief Executive Officer

–  3  –